                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                             (Amendment No. 1)/1/



                                     eBenX
--------------------------------------------------------------------------------
                               (Name of Issuer)


                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   278668108
                                   ---------
                                (CUSIP Number)

                              Frederick R. Blume
                               Managing Partner
                          CB Health Ventures, L.L.C.
        One Boston Place, Suite 4010, Boston, MA 02108    617-450-9800
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                               December 9, 1999
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedules, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                        ----------------------
                                                        Page 2 of 4 Pages
                                                        ----------------------
                                                        CUSIP NUMBER 278668108

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      CB Healthcare Fund, L.P.                                   06-1501255
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      00
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5    N/A
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      State of Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          2,500
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             1,229,508
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          2,500
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          1,229,508
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      1,232,008
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      7.73%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                 -----------------------------
                                                  Page 3 of 4 Pages
                                                 -----------------------------
                                                  CUSIP NUMBER 278668108


Item 4.   Purpose of Transaction.
          ----------------------

          Securities were acquired in a private placement of preferred stock which converted to common shares effective with eBenX's initial public offering December 9, 1999.

Item 5.   Interest in Securities of the Issuer.
          ------------------------------------

          CB Healthcare Fund, L.P. is interested in long term capital gains from this investment.

                                                  -----------------------------
                                                   Page 4 of 4 Pages
                                                  -----------------------------
                                                   CUSIP NUMBER 278668108

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2000

                                    CB Healthcare Fund, L.P.


                                    By: /s/ Frederick R. Blume

                                    Title:  Managing Partner
                                            of CB Health Ventures, L.L.C.
                                            the General Partner of
                                            CB Healthcare Fund, L.P.

                                  Schedule B
--------------------------------------------------------------------------------
          Stockholder                                             No. of Shares
--------------------------------------------------------------------------------

CB Healthcare Fund, L.P.                                          1,229,508
One Boston Place, Suite 4010
Boston, MA 02108

--------------------------------------------------------------------------------

Partner of CB Health Ventures, L.L.C.
CB Healthcare Fund's General Partner

Frederick R. Blume                                                    2,500
One Boston Place                                               sole voting power
Boston, MA 02108                                               -----------------
                                                                  1,229,508
Venture Capital Fund Manager                                   shared voting
--------------------------------------------------------------------------------

Daniel M. Cain
Manager CB Health Ventures, L.L.C.                                1,229,508
and Partner, Cain Brothers                                     shared voting
Mr. Cain is director of eBenX

CB Health Ventures, L.L.C.
452 Fifth Avenue #2500
New York, New York 10018

--------------------------------------------------------------------------------

Enrico Petrillo, M.D.
Manager CB Health Ventures, L.L.C.                                1,229,508
One Boston Place, Suite 4010                                   shared voting
Boston, MA 02108

--------------------------------------------------------------------------------

Robert B. Schulz
Manager CB Health Ventures, L.L.C.                                1,229,508
452 Fifth Avenue #2500                                         shared voting
New York, NY 10018
--------------------------------------------------------------------------------